Exhibit 99.1

For immediate release

Tripath Technology Appeals Staff Determination Letter from Nasdaq

San Jose, Calif. – June 1, 2005 — Tripath Technology Inc. (Nasdaq:TRPH) today announced that it has received, and is appealing, a Staff Determination Letter from Nasdaq. The Staff Determination Letter, which was received on May 26, 2005, indicates that the Staff had on April 25, 2005 notified the Company that the market value of its listed securities had been below the minimum $50 million required for inclusion set forth in Marketplace Rule 4450(b)(1)(A) for the previous 10 consecutive trading days and in accordance with Marketplace Rule 4450(e)(4) the Staff had provided the Company with 30 calendar days, or until May 25, 2005, to regain compliance. The Staff Determination Letter further indicates that the Company has not regained compliance in accordance with Marketplace Rule 4450(e)(4). Accordingly, the common stock of Tripath Technology Inc. is subject to delisting from the Nasdaq National Market.

Tripath Technology Inc. previously disclosed in its Form 8-K filed on April 29, 2005, that on April 26, 2005 it had received a letter from The Nasdaq Stock Market informing the Company that for the last thirty consecutive business days, the bid price of Tripath’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion set by Marketplace Rule 4450(b)(4), and that, in accordance with Marketplace Rule 4450(e)(2), the Company was being provided 180 calendar days, or until October 24, 2005, to regain compliance.

Tripath Technology Inc. is filing a request for a hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff Determination Letter. At the hearing, Tripath Technology Inc. will also address its compliance with Marketplace Rule 4450(b)(4). The delisting process will be stayed, and the common stock of Tripath Technology Inc. will continue to be traded on the Nasdaq National Market until the panel makes a final decision. There can be no assurance that the panel will grant the Company’s request for continued listing.

If the appeal of Tripath Technology Inc. is unsuccessful, the Company intends to apply to transfer the listing of its common stock to the Nasdaq SmallCap Market. Tripath Technology Inc.’s common stock will remain listed on the Nasdaq National Market while a listing application for the Nasdaq SmallCap Market is being reviewed. If Nasdaq approves the transfer to the Nasdaq SmallCap Market – and there can be no assurance that Nasdaq will do so – shares of Tripath Technology Inc. common stock would continue to be listed and traded under the existing ticker symbol, TRPH.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement:

Certain statements in this release concerning Tripath’s appeal of the Staff Determination Letter it received and, if the appeal is unsuccessful, its intent to transfer the listing of its common stock to the Nasdaq SmallCap Market are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. The continued listing of Tripath’s common stock on the Nasdaq National Market is dependent upon Tripath’s successful appeal of the Staff Determination Letter and upon Tripath’s ability to meet the Nasdaq National Market’s listing standards. There can be no assurance that Tripath’s appeal will be successful or that Tripath will be able to meet the Nasdaq National Market’s listing standards. The possible listing of Tripath’s common stock on the Nasdaq SmallCap Market is dependent upon Tripath’s successful application to transfer to the Nasdaq SmallCap Market and upon Tripath’s ability to meet the Nasdaq SmallCap Market’s listing standards. There can be no assurance that Tripath’s possible application to transfer to the Nasdaq SmallCap Market will be successful or that Tripath will be able to meet the Nasdaq SmallCap Market’s listing standards. Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, in particular, Tripath’s annual report on Form 10-K and 10-K/T and quarterly reports on Form 10-Q. Tripath assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Jeffrey L. Garon

Vice President of Finance and Chief Financial Officer

(408) 750-6801

jgaron@tripath.com